                                                                   Exhibit 99.2

[CRL Letterhead]

                                             DATE:             December 2, 1997
                                             CONTACT:  At Central Reserve Life:
                                                                  Fred Lick Jr.
                                                       Chairman, President, CEO
                                                                 (216) 572-2400

                                                             Frank Grimone, CFO
                                                                 (216) 572-2400

                                                        At SM Berger & Company:
                                                                Anne S. Babcock
                                                                 (216) 464-6400

FOR IMMEDIATE RELEASE


       CENTRAL RESERVE LIFE CORPORATION AND STRATEGIC ACQUISITION PARTNERS
                  ANNOUNCE DEFINITIVE STOCK PURCHASE AGREEMENT

Strongsville, Ohio, (December 2, 1997) -- Central Reserve Life Corporation (Nasdaq: CRLC) and Strategic Acquisition Partners, LLC today announced that they have entered into a definitive Stock Purchase Agreement. Under the terms of this agreement dated November 25, 1997, Central Reserve Life Corporation (the "Company") will issue to Strategic Acquisition Partners ("Strategic Partners") 5,000,000 shares of its common stock and warrants to acquire up to 2,500,000 shares of its common stock for $27.5 million. This definitive agreement was reached pursuant to an agreement in principle that was announced on November 13, 1997.

Strategic Partners has agreed to arrange for an interim loan of $20 million to Central Reserve Life Corporation on or before December 17, 1997, approximately $14 million of which will be invested in the Company's insurance subsidiary, Central Reserve Life Insurance Company ("CRL"). The balance of the net proceeds will be used to satisfy the Company's $5.2 million loan from the Huntington National Bank. The Company has agreed to issue warrants to Strategic Partners' investors to purchase an additional 1,000,000 shares of common stock at $6.00 per share in connection with their efforts to secure this financing. In conjunction with the funding of the interim loan, CRL anticipates that it will enter into reinsurance agreements with the Reassurance Company of Hannover. The interim loan will be repaid with proceeds of the stock and warrant issuance.

Upon issuance of the 5,000,000 shares, Strategic Partners and its investors will own approximately 54 percent of the Company's common stock. If all of the warrants to be issued are exercised, Strategic Partners and its investors will own approximately 67 percent of the Company's issued and outstanding common stock.

Pursuant to a Voting Agreement to be entered into in connection with the issuance of the shares and warrants, Strategic Partners in conjunction with Richard M. Osborne, a private investor, and presently a 9.5 percent owner of the Company's stock, would be entitled to appoint a total of six out of nine members of the Company's Board of Directors. The agreement also requires that at least three directors be independent in accordance with the standards of the National Market System. Pursuant to his arrangements with Strategic Partners, Mr. Osborne may purchase up to 30 percent of the common stock and warrants that the Company has agreed to sell to Strategic Partners.

The purchase of the shares and warrants is subject to certain conditions, including the approval of Central Reserve Life Corporation's shareholders at a special meeting to be held as soon as practicable, receipt of regulatory approvals, and a financing contingency. The funding of the interim loan is subject, among other things, to completion of loan documents between the Company and Strategic Partners and receipt by Strategic Partners of its committed financing.

Commenting on the announcement, Fred Lick, Jr., Central Reserve Life Corporation's Chairman, President and Chief Executive Officer, stated, "We are pleased to have reached a definitive agreement with Strategic Acquisition Partners. It is a tremendous boost for this Company and puts to an end our search for a strategic partner to provide the necessary capital infusion. We also look forward to benefiting from Strategic Acquisition Partners' insurance expertise and counsel. Our goal is to work in cooperation with our new investors to promote the long-term profitable growth of Central Reserve Life Corporation by increasing sales, improving operating efficiencies, and quickly restoring the Company to a position of profitability and increased financial strength."

Val Rajic, President of Strategic Acquisition Partners, added, "Our sentiments mirror those of Fred Lick. We are pleased to be working with Central Reserve Life Corporation and look forward to a cooperative effort focused on maximizing value for the Company's shareholders, agents, and insureds."

Craig Baldwin, Vice President of the Reassurance Company of Hannover, also commented, "It is our pleasure to cooperate with Strategic Acquisition Partners to assist Central Reserve Life Corporation through our reinsurance transaction. We are confident that the Company's ongoing activities will result in profitable growth."

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, rising health care costs, business conditions and competition in the managed care industry, developments in health care reform and other regulatory issues.

Central Reserve Life Corporation, through its Ohio-domiciled life insurance company, Central Reserve Life Insurance Company ("CRL"), specializes in meeting the insurance needs of small to mid-size businesses and individuals. Among the products CRL offers are life insurance, annuities, accident and health insurance, short-term major medical and long-term disability.